After recording this instrument
should be returned to:
UMB Bank, N.A.

Accomodation Only
Recorded by First American Title

RELEASE OF MORTGAGE, ASSIGNMENT OF REVENUES, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT

KNOWN ALL PERSONS BY THESE PRESENTS, that UMB Bank, N.A., as trustee and mortgagee ("Mortgagee"), does hereby agree and certify that:

1. A certain Mortgage, Assignment of Revenues, Security Agreement, Fixture Filing and Financing Statement dated as of November 26, 2013 (the "Mortgage") was executed by Uranerz Energy Corporation, as mortgagor ("Mortgagor"), and the Mortgagee, conveying certain unpatented mining claims, mineral rights, leasehold and other rights and interests in Johnson County, Wyoming, and Campbell County, Wyoming as further described therein (the "Collateral") and as described on **Exhibit A** hereto, as security for the payment of a certain Promissory Note dated November 26, 2013 ("Promissory Note"), from Mortgagor, in the original principal amount of $20,000,000, which Mortgage was recorded in (i) the official records of Johnson County, State of Wyoming, on November 26, 2013, Document Number 134336, Book 351, pages 119-191, and (ii) the official records of Campbell County, State of Wyoming, on November 26, 2013, Document Number 99520, Book 2833 of PHOTOS, pages 448-520; and

2. A portion of the Collateral was released from the Mortgage by that certain Partial Release of Mortgage dated and executed by Mortgagee as of May 1, 2018, recorded in (i) the official records of Johnson County, State of Wyoming, on May 2, 2018, Document Number 171397, Book 374, pages 141-147, and (ii) the official records of Campbell County, State of Wyoming, on May 2, 2018, Document Number 1043511, Book 3143 of PHOTOS, pages 225-231.

FOR GOOD AND VALUABLE CONSIDERATION, Mortgagee hereby releases, discharges and terminates the Mortgage and the liens created by the Mortgage in full, which releases and discharges are made as-is and where-is, without warranty or recourse. It is the intent of Mortgagee to release and forever relinquish any and all lien claims it may have under the Mortgage in any interests held by Mortgagor, including but not limited to the interests described on the attached **Exhibit A.**

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned Mortgagee has caused this Release of Mortgage to be executed as of September 11, 2018.

UMB Bank, N.A.

By: Patricia M Peters
Title: Vice President
Name: Patricia M. Peters

STATE OF COLORADO)
)ss.
COUNTY OF DENVER)

This instrument was acknowledged before me on Sept 11th, 2018, by Patricia M. Peters, as Vice President of UMB Bank, N.A.

JESSIE RIVERS
NOTARY PUBLIC
STATE OF COLORADO
NOTARY ID 20154038516
COMMISSION EXPIRES SEP. 30, 2019

Seal (if any)

WITNESS my hand and official seal.

Notary Public

My commission expires: Sep 30, 2019

Signature Page to Release of Mortgage

Exhibit A
to
Release of Mortgage

Property

The Reno Creek Property is located in the southeast of the Pumpkin Buttes region of the Powder River Basin, in Campbell County, Wyoming at a latitude and longitude of 43 degrees, 40 minutes, North by 105 degrees, 38 minutes, West which is located within Township 43N, Range 73W, in the S ½ of Section 21, SW ¼ of Section 22, E ½ of Section 28, NE ¼ of Section 29, NE ¼ of Section 31 and SW ¼ of Section 33 of the 6th Prime Meridian. The primary mineralization is located within Sections 21, 22, 28, 29 and 31 of T43N, R73W. The property is approximately 9 highway miles southwest of Wright, 40 highway miles south of Gillette, and 80 highway miles northeast of Casper, Wyoming. The Reno Creek Property project area covers approximately 1,332.57 acres. Access to the project is off of Highway 387, which runs through the northern end of the project area.

RECEIVED
SEP 13 2018
CAMPBELL
COUNTY
CLERK

1047401 Recorded on 09/13/2018 at 04:16
Book 3166 of PHOTOS
Susan F. Saunders, Campbell County Clerk
Pages 280 to 282
Fee 27.00
by: C. LONGWELL

RECORDED
ABSTRACTED
INDEXED
CHECKED